Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 24, 2016, is entered into by and among Banc of California, Inc., a Maryland corporation (the “Company”), Banc of California, N.A., a national banking association (the “Bank”), and Steven A. Sugarman (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement, dated as of August 21, 2012 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to amend, restate, and supersede the Prior Agreement and thereby reflect the revised terms of employment to which the parties hereto now wish to agree.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Effective Date. The “Effective Date” shall mean the date hereof.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on April 1, 2019 (the “Employment Period”); provided, however, that, commencing on April 1, 2017, and on each anniversary of such date (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated, the Employment Period shall automatically be extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to a Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended. The Employment Period shall automatically terminate upon any termination of the Executive’s employment with the Company.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chairman of the Board, and President and Chief Executive Officer of the Company and the Bank, with such duties and responsibilities as are customarily assigned to such positions. The Executive shall serve on the Board and the board of directors of the Bank (the “Bank Board”) and as Chairman of the Strategy and Executive Committee of the Board during the Employment Period, in each case, without compensation for his service as a director. During the Employment Period, the Executive shall be provided with an office at the Company’s corporate headquarters and Beverly Hills, California (or another mutually agreed location).

(ii) During the Employment Period, and excluding any periods of FTO (as defined below) of which the Executive avails himself under this Agreement, the Executive shall be employed by the Company on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the

Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. During the Employment Period, it shall not be a violation of this Agreement for the Executive to, either for free or for personal compensation, (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions, (C) manage personal investments and personal investment companies, (D) attend to other business matters, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, and (E) subject to his fiduciary duties as an officer and director of the Company, serve as an officer and/or director, of the entities previously disclosed to the Board and other related companies and similar private equity or portfolio companies.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $800,000 payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to normal performance review policies. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) in the form of an award under the Company’s 2013 Omnibus Stock Incentive Plan (the “Plan”) (or its successor) based on the attainment of performance objectives determined and established by the Compensation Committee, with an annual target bonus of 100% of the Annual Base Salary (the “Target Bonus”), prorated for any partial year. The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be paid in accordance with customary practice in cash or in equity awards with respect to shares of Company common stock (including restrictive covenants) that are substantially consistent with the terms of equity awards granted under the Plan to employees of the Company in the ordinary course of business consistent with past practice, as determined by the Compensation Committee in its discretion; provided, however, that no more than 50% of the actual Annual Bonus for any year shall be paid in the form of equity awards.

(iii) Equity Awards. During the Employment Period, the Executive shall be eligible to participate in the Company’s equity compensation plans as may be in effect from time to time on a basis that is no less favorable than those generally applicable to other senior executives of the Company.

(iv) Clawback. For three years following the grant of any equity payments or other equity compensation, all equity payments or other equity compensation provided to the Executive under this Agreement shall be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, or stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order, or stock exchange listing requirement) or by agreement with, or consent of, the Executive.

(v) Flexible Time Off. The Executive shall be entitled to take off as much time as needed or as appropriate (“FTO”), consistent with his professional responsibilities and business needs; provided that the Executive is meeting his work responsibilities; and provided, further, that he is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. The Executive will receive his usual base salary during approved FTO unless the Executive is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA, or other extended leave). Because FTO is not an accrued benefit, the Executive will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation.

(vi) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies, and programs provided by the Company on a basis that is no less favorable than those generally applicable or made available to executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies, and programs (including, without limitation, expense reimbursement plans, practices, policies, and programs, as well as retirement and supplemental executive disability and life insurance benefits) on a basis that is no less favorable than those generally applicable or made available to executives of the Company; provided that business travel, meal expenses, and business accommodations shall be in the Executive’s reasonable discretion and shall include premium air travel.

(vii) Beneficiaries. From time to time, by signing a form furnished by the Company, the Executive may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer any outstanding equity awards held by the Executive at the time of his death. If the Executive fails to designate a beneficiary as provided above, or if the designated beneficiary dies before the Executive or before complete payment or settlement of the outstanding equity awards, the outstanding equity awards held by the Executive shall be transferred to the Executive’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by the Executive as his beneficiary in the last effective beneficiary designation form filed with the Company, or if the Executive has failed to designate a beneficiary, the Executive’s estate.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12-

month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of a felony involving moral turpitude or securities or banking laws;

(ii) the Executive has engaged in willful gross neglect or willful gross misconduct in carrying out his duties, which is reasonably expected to result in material economic or material reputational harm to the Company;

(iii) the Executive is subject to an action taken by a regulatory body or a self-regulatory organization that materially impairs or prevents the Executive from performing his duties with the Company that are required under this Agreement; or

(iv) the Executive willfully breaches any material provision of this Agreement.

For purposes of this Section 4(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, Bank Board, or upon the instructions of the Board, the Bank Board, or the lead independent director of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. To invoke a termination with Cause on any of the grounds enumerated under Section 4(b)(ii) or Section 4(b)(iv), the Company must provide written notice to the Executive of the existence of such grounds within 30 days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have 30 days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.

(c) Good Reason. The Executive’s employment may be terminated by the Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities as contemplated by Section 3(a), any failure to continue the Executive in any of the positions contemplated by Section 3(a), or any other action by the Company that results in a material diminution in such positions or the Executive’s authority, duties or responsibilities;

(ii) any material breach of any of the provisions of Section 3(b);

(iii) any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than Santa Monica, Los Angeles, Beverly Hills or Irvine, California; or

(iv) any failure by the Company to comply with Section 9(c).

To invoke a termination with Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code), must occur, if at all, within 180 days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason.

(d) Without Good Reason. The Executive’s employment may be terminated by the Executive without Good Reason at any time upon 60 days’ prior written notice to Employer. Given the importance of the Executive’s position with Employer, the Executive’s access to and use of confidential information, and the irreparable harm that the Executive’s departure would likely cause to Employer, its customer relationships, and its business opportunities, the Executive agrees that, during the period (the “Notice Period”) commencing on the date on which Employer receives notice of the Executive’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) 60 days following the Notice Date and (ii) such earlier date as designated by Employer, the Executive shall remain an employee of Employer and shall not be free to begin an employment relationship with another entity, absent Employer’s authorized written consent. During the Notice Period, Employer shall continue to pay the Executive a base salary in accordance with its regular salary practices and the Executive shall be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Notice Period, Employer reserves the right to (A) change or remove any of the Executive’s duties, (B) require the Executive to remain away from Employer’s premises, and/or (C) take such other action as determined by Employer to aid and assist in the transition process associated with the Executive’s departure. During the Notice Period, the Executive shall continue to act in a manner consistent with this Agreement and his duty of loyalty to Employer. Employer may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Date of Termination (as defined below) shall be the date on which Employer notifies the Executive of such waiver or termination.

(e) Notice of Termination. Any termination by the Company with Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date

(which date shall be not more than 30 days after the giving of such notice in the case of a termination with Cause or with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated without Good Reason, the Date of Termination shall be the earlier of 60 days following the Notice Date and such earlier date as designated by Employer.

5. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death, or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death, or Disability, or the Executive shall terminate employment with Good Reason:

(i) The Company shall pay to the Executive the aggregate of the following amounts:

(A) to the extent not previously paid, in a lump sum in cash within 30 days after the Date of Termination, the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), the “Accrued Obligations”); and

(B) to the extent not previously paid, no later than March 15 of the year following the year in which the Date of Termination occurs, subject to the achievement of any applicable performance goals required in order for the bonus to be deductible by reason of qualifying for the “performance-based” compensation exception of Section 162(m) of the

Code, the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

(ii) The Company shall pay to the Executive an amount equal to the product of (A) three and (B) the sum of (1) the Executive’s Annual Base Salary and (2) the Executive’s Target Bonus; provided, that the applicable amount payable pursuant to this clause (ii) shall be payable in equal installments over the 24-month period immediately following the last day of the Executive’s employment by the Company in accordance with the Company’s normal payroll policies; and provided, further, that, if a termination of the Executive’s employment described in this Section 5(a) occurs within two years following a Change of Control that constitutes a “change in control event” within the meaning of Section 409A of the Code, $1,082,500 of the amount payable pursuant to this clause (ii) shall be paid in equal installments over such 24-month period and the amount in excess of $1,082,500 shall be paid in a lump sum on the 55th day following the Date of Termination.

(iii) Any equity-based awards granted to the Executive shall vest and become free of restrictions immediately, and any stock options or stock appreciation rights granted to the Executive shall be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options or stock appreciation rights based on termination of employment (the “Equity Benefits”);

(iv) For the three-year period following the Date of Termination, the Company shall continue to provide medical and dental benefits to the Executive and his eligible dependents as if the Executive remained an active employee of the Company (collectively “Welfare Benefits”); and

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling, or under common control with the Company.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits.

(c) Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive or his estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits.

(d) Cause; Without Good Reason. If the Executive’s employment shall be terminated by the Company with Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case, to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e) Release. Any amounts payable by the Company to the Executive pursuant to Section 5(a)(ii), 5(a)(iii), or 5(a)(iv) shall be subject to and conditioned upon the Executive (or his legal representative) signing and delivering to the Company a general release and waiver (in the form attached as Exhibit B) within the time period set forth therein (and not revoking such release), and the first payment pursuant to Section 5(a)(ii) shall be made on the 55th day following the Date of Termination (the “Initial Payment Date”), with any payments that would have otherwise been made during the period between the Date of Termination and the Initial Payment Date to be paid in a lump sum on the Initial Payment Date.

6. No Setoff; No Mitigation; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, any affiliates, or their respective predecessors, successors, or assigns, the Executive, his estate, beneficiaries, or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided that the Executive prevails on at least one material claim.

7. Section 280G.

(a) Certain Reductions in Payments. Notwithstanding anything in this Agreement to the contrary, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of Reduced Amount (as defined below). If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b) Calculation of the Reduced Amount. If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company or one of its subsidiaries shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount); provided that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company shall reduce the Agreement Payments in the following order: (i) by reducing benefits payable pursuant to Section 5(a)(i)(B) and then (ii) by reducing amounts payable pursuant to Section 5(a)(ii). All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination (or, if the Executive’s employment with the Company has not terminated, within 60 days of the applicable change of control for purposes of Section 280G of the Code). In connection with making determinations under this Section 7, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any noncompetition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c) Underpayments; Overpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 7 shall be borne by the Company.

(e) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is mutually agreed to by the Company and the Executive for purposes of making the applicable determinations hereunder, which firm shall not be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change of Control;

(ii) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 7);

(iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(v) “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code; and

(vi) “Reduced Amount” shall mean the amount of Agreement Payments that (A) has a Present Value that is less than the Present Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

8. Confidential Information; Nonsolicitation of Employees.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment with the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it or as may be required by applicable law, court order, a regulatory body, or arbitrator or other mediator.

(b) Nonsolicitation of Employees. During the period beginning on the date hereof and ending upon the second anniversary following the Date of Termination, but without limitation to any of the Executive’s other duties or obligations to the Company or any of its affiliated companies, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any person to leave his or her employment with the Company or the Bank or any of their subsidiaries or assist in any way with the hiring of (i) any Company or Bank employee (or any employee of any of their subsidiaries) by any other business (a “Relevant Person”), or (ii) any person who was a Relevant Person at any time during the 12-month period preceding such hiring or solicitation unless such Relevant Person was terminated by the Company without “cause” or term of similar import or by the Relevant Person resigned with “good reason” or term of similar import, in which case the Executive may solicit, encourage, or assist with the hiring of such person immediately following such termination. Notwithstanding the foregoing, it shall not be a violation of this Section 8(b) for the Executive (A) to advertise to hire so long as such advertisement is not expressly targeted at Relevant Persons or (B) to solicit or hire the Executive’s executive assistant(s).

(c) Remedies. The obligations of the Company to make the severance payments to the Executive under Section 5 shall be conditioned upon and subject to the Executive’s compliance with all of the terms of this Section 8 and the release described in Section 5(e). Notwithstanding the foregoing sentence, the Executive acknowledges that the Company would be irreparably injured by any violation of this Agreement, including this Section 8, and the Executive hereby acknowledges and agrees that, in addition to any other remedies available to it for any breach or threatened breach of this Agreement, including this Section 8, the Company shall be entitled, without posting any bond or proof of damages, to a preliminary or permanent injunction, restraining order, and/or other equitable or specific performance based relief, restraining the Executive from any actual or threatened breach of this Agreement, including this Section 8.

9. Successors.

(a) Assignment; Executive’s Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees.

(b) Company’s Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) Corporate Transaction. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous.

(a) Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

If to the Company:	Banc of California, Inc.
18500 Von Karman Ave, Suite 1100
Irvine, California 92612
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Survival. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(f) Regulatory Requirements. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Board or Board of Directors of the Bank to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification, or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(g) Section 409A. If the Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to the Company, and the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations, or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations § 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations § 1.409A-1(b)(9)(iii), or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties, and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day following the Executive’s separation from service (provided that any accrued installments that would otherwise be payable during that six-month period are paid at the end of such period) or (ii) the Executive’s death. In no event shall the Date of Termination be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

(h) Entire Agreement. This Agreement, together with that certain letter agreement, dated as of even date herewith, by and between the Company and the Executive, shall constitute the entire agreement among the Company, the Bank, and the Executive with respect to the subject matter hereof, and shall supersede any prior understandings, agreements, or representations by or between the parties, whether written or oral (including, without limitation, the Prior Agreement).

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

BANC OF CALIFORNIA, INC.

By:	/s/ Chad T. Brownstein
Name: Chad T. Brownstein
Title: Vice Chair and Lead Independent Director

BANC OF CALIFORNIA, N.A.

By:	/s/ Chad T. Brownstein
Name: Chad T. Brownstein
Title: Vice Chair and Lead Independent Director

EXECUTIVE

/s/ Steven A. Sugarman
Steven A. Sugarman

[Signature Page to Sugarman A&R Employment Agreement]

EXHIBIT A

DEFINITION OF CHANGE OF CONTROL

For the purposes of this Agreement “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company affiliated with the Company, or (D) any acquisition pursuant to a transaction that complies with clauses (c)(i), (c)(ii), and (c)(iii) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or

A-1

more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A-2

EXHIBIT B

GENERAL RELEASE

1.	In consideration of the payments and benefits to which Steven Sugarman (the “Executive”) is entitled under that certain Employment Agreement entered into by and among the Executive, Banc of California, Inc. (the “Company”), and Banc of California, N.A. (the “Bank”), dated as of March 24, 2016 (the “Employment Agreement”), the Executive for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, the Bank, and their subsidiaries, affiliates, and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Executive’s employment or termination thereof, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	The Executive acknowledges that: (i) this entire General Release is written in a manner formulated to be understood by him; (ii) he has been advised to consult with an attorney before executing this General Release; (iii) he was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he executes this General Release before the expiration of the [forty-five][twenty one]-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no amounts conditioned upon the execution of this General Release under the Employment Agreement shall be paid, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. To revoke this General Release, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.

3.

Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of Bank set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Executive under any stock option, stock award, or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer, or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Affiliated Entities are jointly responsible.

4.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

5.	The Executive represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. The Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

6.	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.	Being aware of such provisions of law, the Executive agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

8.	It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

9.	This General Release may not be orally canceled, changed, modified, or amended, and no cancellation, change, modification, or amendment shall be effective or binding, unless in writing and signed by both parties to this General Release.

10.	In the event of the breach or a threatened breach by the Executive of any of the provisions of this General Release, the Company and the Bank would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company and the Bank shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

11.	Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

BANC OF CALIFORNIA, INC.

By:
Name:
Title:

EXECUTIVE

Voluntarily Agreed to and Accepted this

        day of                     20

Steven A. Sugarman

[Signature Page to Release]